Exhibit 99.1

The Hertz Corporation Names Tenneco CEO to Top Leadership Post
Mark P. Frissora to Succeed Craig Koch as Hertz Chief Executive Officer

PARK RIDGE, NJ — 07/11/2006 — The Hertz Corporation (Hertz), the largest worldwide general use car rental brand and the third largest equipment rental business in the United States, today announced the appointment of Mark P. Frissora as Chief Executive Officer, effective July 19, 2006. Mr. Frissora also will become a member of the company’s Board of Directors.

Mr. Frissora, 50, succeeds Craig Koch, who will become Chairman of Hertz’s Board of Directors. George Tamke, the company’s current Chairman and a partner of Clayton, Dubilier & Rice, Inc., will assume the role of Lead Director and Chairman of the Executive Committee of the Board of Directors. Mr. Koch announced in November 2005 his intention to step down as CEO for a family medical reason.

Mr. Frissora joins Hertz from Tenneco, Inc. (NYSE: TEN), the $4.4 billion global supplier of automotive emission control and ride control products, where he has served as Chairman and Chief Executive Officer since 2000. During his tenure, the company significantly improved its operating efficiency and financial performance, which translated into significant increases in Tenneco’s market capitalization. Under his leadership, in 2004, Tenneco earned two Automotive News Industry Shareholder Awards, the industry’s top award for auto supply companies. The awards recognize the company for delivering the highest shareholder returns — 158% in one year and 745% in three years — of any global automotive supplier.

“Mark is a dynamic and proven leader of a Fortune 500 company with a successful track record of building strong teams, executing growth strategies, and managing technology and brands,” said Mr. Tamke. “Mark shares our vision for Hertz and we believe he has the right experience and personal characteristics to succeed Craig Koch, who has provided such exceptional leadership for Hertz over the past 35 years.”

“We were looking for a proven CEO with the interpersonal skills that could work most effectively with the Hertz team, and who also could bring both fresh thinking and a commitment to build upon Hertz’s unique strengths,” commented Mr. Koch. “Mark possesses all of these attributes and I look forward to working closely with him in my new capacity as Chairman of the Board to ensure a smooth transition.”

Mr. Frissora said, “Hertz is an iconic global brand with a proud history of innovation and industry leadership. I look forward to working with the management team and all of Hertz’s employees to build on the successes of the past.”

Mr. Frissora has over 28 years of consumer and automotive related experience to both aftermarket and original equipment businesses. Prior to joining Tenneco Automotive in

1996 as Vice President of North American Emission Control Operations for Walker Manufacturing, Mr. Frissora served for five years as a Vice President at Aeroquip-Vickers Corporation. While at Aeroquip-Vickers, Mr. Frissora was responsible for both Canadian operations and U.S.-based distribution and assembly facilities. From 1987 to 1991, Mr. Frissora held various management positions at Philips N.V., including Director of Marketing and Director of Sales. Prior to Philips, he worked for 10 years at General Electric Co. in positions of increasing responsibility in brand management, marketing, and sales.

Mr. Frissora holds a B.A. degree from The Ohio State University. He serves on the Board of Directors of NCR Corporation and FMC Corporation.

CONTACT:
Richard Broome
201-307-2486